                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                           FIRST BUSEY CORPORATION
                           -----------------------
                               (Name of Issuer)



                             CLASS A COMMON STOCK
                             --------------------
                        (Title of Class of Securities)


                                  319383105
                                  ---------
                                (Cusip Number)


    BARBARA J. KUHL, EXECUTIVE VICE PRESIDENT, 201 W. MAIN, P.O. BOX 123,
                               URBANA, IL, 61801
    ---------------------------------------------------------------------
        (Name and Address of Person Authorized to Receive Notices and
                               Communications)


                                 217-384-4513
                                 ------------
                              (Telephone Number)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X].
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                               Page 1 of 3 Pages
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SCHEDULE 13D

CUSIP NO. 319383105

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ALLEN B. KLINGEL, JR.
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                            (b) [ ]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS*
         OO

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(d) [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

7.       SOLE VOTING POWER
         15,000

8.       SHARES VOTING POWER
         324,901

9.       SOLE DISPOSITIVE POWER
         15,000

10.      SHARED DISPOSITIVE POWER
         324,901

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         339,901

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         8.97 percent

14.      TYPE OF REPORTING PERSON
         IN

                                                               Page 2 of 3 Pages
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ITEM 1   SECURITY AND ISSUER:
         CLASS A COMMON STOCK
         FIRST BUSEY CORPORATION 201 W. MAIN STREET, URBANA, IL  61801

ITEM 2   IDENTITY AND BACKGROUND

                 (a)      ALLEN B. KLINGEL, JR.
                 (b)      319 WEST SECOND AVENUE, SPOKANE, WA, 99204
                 (c)      FOOD MANUFACTURING AND DISTRIBUTION
                          FRESH FOODS CORPORATION OF AMERICA, 319 WEST SECOND AVENUE, SPOKANE, WA
                 (d)      NO
                 (e)      NO
                 (f)      UNITED STATES

ITEM 3   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
         NO CONSIDERATION WAS TENDERED FOR THESE SHARES

ITEM 4   PURPOSE OF TRANSACTION
         SHARES ARE NOW HELD BY THE MARTIN A. KLINGEL ESTATE OF WHICH ALLEN B. KLINGEL, JR. SERVES AS CO-EXECUTOR PURSUANT TO
         PROVISIONS OF THE WILL OF MARTIN A. KLINGEL

ITEM 5   INTEREST IN SECURITIES OF THE ISSUER
                 (a)      339,901--8.97%
                 (b)      SOLE VOTING POWER--15,000
                          SHARES VOTING POWER--324,901
                          SOLE DISPOSITIVE POWER--15,000
                          SHARES DISPOSITIVE POWER--324,901
                 (c)      N/A
                 (d)      N/A
                 (e)      N/A

ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER
         N/A

ITEM 7   MATERIAL TO BE FILED AS EXHIBITS
         N/A

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1996                       /s/ Allen B. Klingel, Jr.
-----------------                       -------------------------
DATE                                    SIGNATURE

                                        ALLEN B. KLINGEL, JR.
                                        -------------------------
                                        (Name/Title)


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